SHAREHOLDERS’ AGREEMENT

Shareholders’ Agreement, dated as of December 1, 2010 (this “Agreement”), by and among Insmed Incorporated, a Virginia corporation (“Insmed”), and the Persons listed on Schedule I attached hereto (each, a “Shareholder” and collectively the “Shareholders”).

WHEREAS, on the date of this Agreement, Insmed,  Transave, Inc., a Delaware corporation (“Transave”) and certain other parties entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which River Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Insmed (“Merger Sub”), will merge with and into Transave after which Transave will continue as the surviving entity, and immediately thereafter and as part of an integrated plan, Transave will merge with and into Transave, LLC, a Delaware limited liability company and a wholly owned subsidiary of Insmed, with Transave, LLC as the surviving entity (the “Merger”);

WHEREAS, at the Effective Time of the merger of Merger Sub with and into Transave, certain capital stock of the Transave that is owned by the stockholders of Transave shall be converted into the right to receive shares of Insmed Common Stock (as defined below) and Insmed Preferred Stock (as defined below), as set forth in the Merger Agreement; and

WHEREAS, in connection with the execution of the Merger Agreement and the contemplated consummation of the transactions contemplated therein, Insmed and the Shareholders agree to enter into this Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, Insmed and the Shareholders agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined in this Agreement that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  Notwithstanding the foregoing, solely with respect to Beacon Bioventures Limited Partnership (formerly known as Fidelity Biosciences Limited Partnership) and Beacon Bioventures Principals Limited Partnership (formerly known as Fidelity Biosciences Principals Limited Partnership) (collectively, the “Beacon Bioventures Funds”), for purposes of Sections 3.3, 3.4, 4, 5, and 8, an "Affiliate" shall be deemed to only include the general partner of the Beacon Bioventures Funds and their officers.

“Articles of Amendment” means the Articles of Amendment, dated December 1, 2010 to Articles of Incorporation of Insmed setting forth the terms of the Insmed Preferred Stock.

“Board” shall mean the Board of Directors of Insmed.

“Bylaws” shall mean the Amended and Restated Bylaws of Insmed in effect on the date hereof, as they may be amended or restated from time to time.

“Competitor” shall mean any Person who engages in the business of inhaled treatments for lung infections or that engages in any other business which is in competition with or substantially similar to the business of Insmed (as of a Transfer date) in any line of business in which Insmed is engaged; provided, however, that a Person shall not be deemed a Competitor if less than two percent (2%) of its consolidated annual revenue is generated from such businesses described above.

“Insmed Common Stock” means shares of common stock, par value $0.01 per share, of Insmed.

“Insmed Preferred Stock” means the shares of Series B Conditional Convertible Preferred Stock, par value $0.01 per share, of Insmed with such terms and conditions set forth in the Articles of Amendment.

“Registration Rights Agreement” means the Registration Rights Agreement, dated December 1, 2010, by and among Insmed and the shareholders named therein.

“Shareholder Approval” has the meaning set forth in the Articles of Amendment.

“Transfer” means to offer, sell, exchange, pledge, hypothecate, encumber, transfer, distribute, assign or otherwise dispose of, whether directly or indirectly or to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Insmed Common Stock or Insmed Preferred Stock.

2. Governance Matters.

2.1 Board Composition.

(a)  Shareholders holding 62.5% of the outstanding Insmed Common Stock and Insmed Preferred Stock (on an as converted to Insmed Common Stock basis assuming the Shareholder Approval) then held by all Shareholders (the “Designating Shareholders”), shall have the right to nominate for election to the Board one (1) director (the “Designee”) at the first annual or special meeting of shareholders of Insmed after the Effective Time at which the Company Nominee (as defined in the Merger Agreement) or any director appointed to replace such Company Nominee is subject to election and at any subsequent annual or special meeting of shareholders of Insmed at which such Designee or any director appointed to replace such Designee is subject to election,  and Insmed shall, at any such annual or special meeting of shareholders of Insmed, subject to the fulfillment of the requirements set forth in Section 2.1(b), nominate the Designee for election to the Board and use commercially reasonable efforts to cause the Designee to be elected as a director of the Board.

Notwithstanding the foregoing in this Section 2.1(a), the Designating Shareholders shall cease to have any right to nominate the Designee for election to the Board following the earliest of (i) the five (5) year anniversary Effective Time, (ii) the conversion of the Insmed Preferred Stock into Insmed Common Stock and (iii) such time that the Shareholders and their Affiliates (including any limited partners, members or other similar equity holders of the forgoing that receive Insmed Preferred Stock or Common Stock as a distribution pursuant to such holder’s limited partnership agreement, limited liability company agreement, operating agreement or similar governing document) collectively no longer hold at least 6,484,705 shares of Insmed Common Stock issued pursuant to the Merger and at least 22,936,473 shares of Insmed Preferred Stock issued pursuant to the Merger (the “Minimum Share Amount”), provided that the Minimum Share Amount shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like occurring after the date of this Agreement.

(b) Any designee for election to the Board in accordance with this Section 2 shall (i) be reasonably acceptable to the Board and the Board’s Corporate Governance Committee (the “Governance Committee”), it being agreed that Donald Hayden, Jr. is so acceptable, and (ii) shall comply in all respects with Insmed’s corporate governance guidelines and Insmed’s code of business conduct and ethics as in effect from time to time. The Designating Shareholders shall notify Insmed of any proposed Designee in writing no later than the latest date on which shareholders of Insmed may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to Insmed by the Bylaws then in effect and such other information reasonably requested by Insmed; provided that in each such case, all such information is generally required to be delivered to Insmed by the other outside directors of Insmed (the “Nominee Disclosure Information”); provided, further that in the event the Designating Shareholders fail to provide any such notice, the Designee shall be the Person then serving as the Designee as long as the Designating Shareholders provide the Nominee Disclosure Information to Insmed promptly upon request by Insmed.

(c) For so long as the Designated Shareholders shall have the right to nominate the Designee for election to the Board, Insmed shall invite a representative of the Designated Shareholders to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that Insmed reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Insmed and its counsel.

2.2 Compensation and Benefits. The Designee will be entitled to receive at a minimum the same compensation, benefits, reimbursement, indemnification and insurance coverage for their service as directors as the other outside directors of Insmed. Following the Effective Time, for so long as Insmed maintains directors and officers liability insurance, Insmed shall include the Designee as “insured” for all purposes under such insurance policy for so long as such Person is a director of Insmed and for the same period as for other former directors of Insmed when such Designee ceases to be a director of Insmed.

3. Restrictions on Transfer.

3.1 No Transfer of Capital Stock. Until May 30, 2011 each of the Shareholders agrees that it will not, directly or indirectly, Transfer any portion of any shares of Insmed Common Stock or any shares of Insmed Preferred Stock or shares of Insmed Common Stock issued upon a conversion of the Insmed Preferred Stock to any Person without the prior written consent of Insmed (which consent may be given or withheld, or made subject to such conditions as are determined by Insmed, in its sole discretion) other than (i) to its Affiliates (including its limited partners, members or other similar equity holders) or Affiliates of other Shareholders who execute a written joinder agreement in a form approved by Insmed pursuant to which such Affiliate agrees to be bound by the terms of Sections 3 and 4 of this Agreement, (ii) to other Shareholders, (iii) pursuant to a tender or exchange offer recommended by the Board, (iv) pursuant to a merger or consolidation recommended by the Board, or (v) solely with respect to the Beacon Bioventures Funds, Transfers to any Person in a private placement; provided that the maximum number of shares of Insmed Common Stock or Insmed Preferred Stock that Beacon Bioventures Funds is permitted to transfer pursuant to this clause (v) until May 30, 2011 shall be 7,600,000 (assuming that the Insmed Preferred Stock is converted into Insmed Common Stock on a one for one basis), and subject to adjustments for any stock splits, reverse stock splits, stock dividends and other similar transaction (transferees under clauses (i) through (v), are herein referred to as “Permitted Assigns”).  Any purported Transfer which is not in accordance with the terms and conditions of this Section 3.1 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, Insmed shall be entitled to injunctive relief enjoining the prohibited action.

3.2 No Transfer to Competitors.  Each Shareholder agrees that it will not at any time knowingly directly Transfer any shares of Insmed Common Stock or any shares of Insmed Preferred Stock or any shares of Insmed Common Stock issuable upon conversion of the Insmed Preferred Stock to any Competitor of Insmed without the prior written consent of Insmed (which consent may be given or withheld, or made subject to such conditions as are determined by Insmed, in its sole and absolute discretion); provided, that the provisions of this Section 3.2 shall not apply to any tender or exchange offer with respect to a majority of the issued and outstanding capital stock of Insmed made by any such Competitor or to any sales made pursuant to open market transactions through a broker in which the transferring Shareholder does not know that the ultimate purchaser of such capital stock is a Competitor.

3.3 No Block Transfers to Individual Persons.  Each Shareholder agrees that it will not, and will cause its Affiliates not to, individually or acting together with any other Shareholder or its Affiliates, at any time knowingly directly Transfer any shares of Insmed Common Stock or any shares of Insmed Preferred Stock or any shares of Insmed Common Stock issuable upon conversion of the Insmed Preferred Stock, unless consented to by Insmed: (a) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in an amount constituting 5% or more of the voting capital stock of Insmed then outstanding or (b) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, immediately following such Transfer, would beneficially own in the aggregate more than 15% of the voting capital stock of Insmed then outstanding (other than, in each case of clauses (a) or (b), to (i) any of its Permitted Assigns or (ii) an underwriter in connection with a bona fide public offering or distribution or a Person in a sale made pursuant to open market transactions through a broker in which the transferring Shareholder does not know that the ultimate purchaser of such capital stock would beneficially own in the aggregate more than 15% of the voting capital stock of Insmed then outstanding).

3.4 Registration Rights Agreement.  Each Shareholder hereby agrees that it will not, and will cause its Affiliates not to, sell any of its or their Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Section 3, Section 4 or Section 5 of the Registration Rights Agreement, other than in accordance with this Section 3.4 and the terms of the Registration Rights Agreement.  Notwithstanding the foregoing, each Shareholder, together with its Affiliates, may only sell, in the aggregate, pursuant to Section 3, Section 4 or Section 5 of the Registration Rights Agreement, (i) one-third (1/3) of the Registrable Securities owned by such Shareholder as of the Closing Date during the period beginning on May 30, 2011 through the date that is six months from such date and (ii) an additional one-third (1/3) of the Registrable Securities owned by such Shareholder as of the date hereof during each six-month period thereafter (for the avoidance of doubt, each additional one-third (1/3) shall be cumulative and in addition to the amount such Shareholder and its Affiliates was otherwise permitted to sell pursuant to this Section 3.4 but did not sell).

4. Standstill Restrictions.  Commencing from the date hereof until June 1, 2012 (the “Standstill Termination Date”), each of the Shareholders shall not, and shall cause its respective Affiliates (including commonly controlled or managed investment funds) not to, unless consented to or requested by Insmed, as a director of Insmed or as otherwise permitted hereby: (i) directly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity or debt securities of Insmed, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, other than the Insmed Common Stock received upon conversion of shares of Insmed Preferred Stock and any shares of Insmed Preferred Stock or Insmed Common Stock paid as dividends, (ii)  enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving Insmed or any of its Subsidiaries, other than in connection with a third party tender or exchange offer or other transaction approved by Insmed, (iii) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Insmed, (iv) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 4, or seek a release of such restrictions, (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Insmed or any Subsidiary of Insmed (including, without limitation, any group constituting of Shareholders and their respective Affiliates) (other than to nominate and vote for a Designee following a breach by Insmed of its covenants in Section 2 hereof), (vi)  propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase of any securities or assets of Insmed, (vii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of Insmed, (viii) grant any proxy with respect to any shares of Insmed Common Stock, Insmed Preferred Stock or Insmed Common Stock issuable upon conversion of the Insmed Preferred Stock to any Person not affiliated with the Shareholder or Insmed (other than in connection with the granting of a proxy to vote for a Designee following a breach of Insmed of its covenants in Section 2 hereof); or (x) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; provided, however, that the foregoing shall not restrict the ability of the Designees or other directors appointed or elected to the Board pursuant to the terms of this Agreement from exercising their fiduciary duties.

5. Capital Stock of Insmed.  Each Shareholder represents and warrants to Insmed that, as of the date of this Agreement, neither it nor any of its Affiliates, directly or indirectly, owns any capital stock of Insmed.

6. Public Announcements.  The Shareholders shall consult with Insmed before issuing, and provide Insmed the opportunity to review, comment upon and concur with, any press release or other public statement with respect to this Agreement, the Merger Agreement, the Merger and the other transactions contemplated by this Agreement or the Merger Agreement and none of the Shareholders shall issue any press release or make any such public statement prior to such consultation, except as may be required by Legal Requirement.

7. Termination.  Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (except for Section 8) (a) upon the mutual written agreement of Insmed and the Designating Shareholders or (b) with respect to any Shareholder, at such time as the Shareholder no longer beneficially owns any shares of Insmed Common Stock or any shares of Insmed Preferred Stock.

8. Confidentiality.

8.1 Each Shareholder (each a “Receiving Party”) hereby agrees to keep, and to cause each of its Affiliates and each of their respective employees, officers, directors, accountants, counsel, consultants, advisors and agents to keep confidential, any and all confidential information of Transave, Insmed and their respective Subsidiaries, including non-public information relating to Transave’s, Insmed’s and their respective Subsidiaries’ technologies, clinical studies, regulatory affairs, finances and results, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that was disclosed to Receiving Party by Transave or Insmed or their respective Subsidiaries on or prior to the date of this Agreement or that is disclosed to Receiving Party on or after the date of this Agreement by Transave or Insmed or their respective Subsidiaries or any other Shareholder or their respective Affiliates or representatives, (collectively, the “Insmed Proprietary Information”), and to utilize Insmed Proprietary Information only for the purpose for which such information was disclosed (the “Utilization Restriction”); provided, however, that the Utilization Restriction shall not restrict the sale by Receiving Party of the shares of Insmed Common Stock or Insmed Preferred Stock or the Insmed Common Stock issuable upon conversion of the Insmed Preferred Stock so long as such Receiving Party complies with the confidentiality restrictions of this section; provided, further, however, that Insmed Proprietary Information shall not include any information that (i) is or subsequently becomes generally publicly available without breach of this Section 7 or (ii) is or subsequently becomes known or available to a Receiving Party on a non-confidential basis from a source other than Insmed, Transave or their respective Subsidiaries and representatives that, to such Receiving Party’s knowledge, is not prohibited from disclosing such Insmed Proprietary Information to the Receiving Party by a contractual, legal or fiduciary obligation owed by such other third party.  For the avoidance of doubt, subject to the terms of this Section 8.1, any Receiving Party may disclose Insmed Proprietary Information to its Affiliates and its and its Affiliates’ employees, officers, directors, accountants, counsel, consultants, advisors and agents.  Each Receiving Party shall be responsible for any failure of its and its Affiliates' employees, officers, directors, accountants, counsel, consultants, advisors and agents to keep confidential the Insmed Proprietary Information and to comply with the Utilization Restriction.  The obligation of each Receiving Party to hold and to cause its Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own information, but not less than reasonable care.

8.2 In the event that any Receiving Party is required by applicable law, regulation or legal process to disclose any Insmed Proprietary Information, then (to the extent reasonably practicable, before substantively responding to any such request or requirement) such Receiving Party will provide Insmed with prompt written notice of any such request or requirement so that Insmed may (at its sole cost and expense) seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section 8.2 or other appropriate remedy, or if Insmed so directs, such Receiving Party will exercise its own commercially reasonable efforts to assist Insmed in obtaining a protective order or other appropriate remedy at Insmed’s sole cost and expense.  If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Insmed Proprietary Information is required by law, regulation or legal process then such Receiving Party may furnish only that portion of the Insmed Proprietary Information that is required to be so furnished pursuant to law, regulation or legal process.  In any event, such Receiving Party will, to the extent practicable and permissible by law cooperate fully with any action by Insmed (at its sole cost and expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Insmed Proprietary Information.  Notwithstanding the foregoing, the Receiving Party shall not be obligated to provide Insmed with notice of any request for Insmed Proprietary Information from any Governmental Body if disclosing such request would be in violation of any applicable law, rule or regulation or if such request is received pursuant to regulatory oversight (and the Receiving Party shall be entitled to comply with any such request without providing such notification).

9. Miscellaneous.

9.1 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Insmed, to:

8720 Stony Point Parkway, Suite 200
Richmond, Virginia, 23235
Attention: Mr. W. McIlwaine Thompson, Secretary
Telecopy:  (434) 977-7920

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Attention:  Joseph A. Herz

Facsimile:  (212) 805-5539

If to any Shareholder, to the address specified in Schedule I.

Notwithstanding anything to the contrary contained herein, any notice received on any Business Day after 5:00 p.m. (addressee’s local time) or on a day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.2 Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.3 Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.4 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

9.5 Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.6 Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Shareholders under this Agreement shall not be assignable to any Person without the consent of Insmed; provided, further, that the provisions of this Agreement shall not apply to any Person to whom any shares of Insmed Preferred Stock or shares of Insmed Common Stock are Transferred (and who has not entered into a joinder agreement) so long as such Transfer is not made in violation of this Agreement.

9.7 Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.8 Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.9 Waiver of Jury Trial.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.10 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

9.11 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.12 Parties-in-Interest.  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.13 Entire Agreement.  This Agreement, the Merger Agreement, the Registration Rights Agreement and the other agreements and documents delivered by the parties in connection herewith constitute the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.14 Construction.

(a) Gender; Etc.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  No provision of this Agreement shall be construed to require any party to this Agreement to take action that would violate applicable Legal Requirements.

(b) Ambiguities.  Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References.  All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified.  The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INSMED INCORPORATED

By:	/s/ Kevin P. Tully
Name: Kevin P. Tully
Title: Executive Vice President and Chief Financial Officer

Shareholders

PROSPECT VENTURES PARTNERS III, L.P.

By: Prospect Management Co. III, L.L.C.
Its: General Partner

By:	/s/ Alex Barkas

Name: Alex Barkas

Title: Managing Member

QUAKER BIOVENTURES II, L.P.

By: QUAKER BIOVENTURES CAPITAL II, L.P.
Its: General Partner
By: QUAKER BIOVENTURES CAPITAL II, LLC
Its: General Partner

By: __/s/ Richard Kollender__________________
Name: Richard Kollender
Title:   Vice President

BESSEMER VENTURE PARTNERS VII INSTITUTIONAL L.P.

By: Deer VII & Co. L.P.
Its: General Partner
By: Deer VII & Co. Ltd.
Its: General Partner

By:	/s/ J.Edmond Colloton

Name: J. Edmond Colloton

Title: Director

BESSEMER VENTURE PARTNERS VII, L.P.

By: Deer VII & Co. L.P.
Its: General Partner
By: Deer VII & Co. Ltd.
Its: General Partner

By:	/s/ J.Edmond Colloton

Name: J. Edmond Colloton

Title: Director

CHRISTOPHER GABRIELI

By: /s/ Christopher Gabrieli

SETH ORLOW

By: /s/ Seth Orlow

TVM V LIFE SCIENCE VENTURES GmbH & Co. KG

By: /s/ Mark G. Cipriano /s/ David Poltack
Name: Mark G. Cipriano   David Poltack
Title:  Managing Limited Partners

TVM IV GmbH & Co. KG

By: /s/ Mark G. Cipriano /s/ David Poltack
Name: Mark G. Cipriano   David Poltack
Title:  Authorized Signatories

EASTON HUNT CAPITAL PARTNERS, L.P.

By: EHC GP, L.P.
Its: General Partner
By: EHC, Inc.
Its: General Partner

By:	/s/ Richard P. Schneider

Name: Richard P. Schneider

Title: Vice President & Secretary

BEACON BIOVENTURES LIMITED PARTNERSHIP

By: Beacon Bioventures Advisors, L.P.
Its: General Partner
By: Fidelity Biosciences Corp.
Its: General Partner

By:	/s/ Richard W. Fedorowich, Jr.

Name: Richard P. Fedorowich, Jr.

Title: Chief Financial Officer

BEACON BIOVENTURES PRINCIPALS LIMITED PARTNERSHIP

By: Beacon Bioventures Advisors, L.P.
Its: General Partner
By: Fidelity Biosciences Corp.
Its: General Partner

By:	/s/ Richard W. Fedorowich, Jr.

Name: Richard P. Fedorowich, Jr.

Title: Chief Financial Officer

COOPERATIEVE AAC LS U.A.

By: /s/ M.A. van Osch /s/ G.J. Mulder
Name: M.A. van Osch G.J. Mulder
Title:  Partners